Exhibit 99.1

Hawthorn Bancshares Announces Earnings

LEE’S SUMMIT, Mo. — November 8, 2010 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company, including its main operating subsidiary, Hawthorn Bank, for the third quarter ended September 30.

On a consolidated basis, Hawthorn Bancshares generated net income for the quarter of $1.4 million, up from $0.8 million and $0.5 million reported for the second and first quarters of 2010 respectively, and down from $1.9 million for the third quarter of 2009. After deducting accrued dividends and accretion on preferred stock issued to the U.S. Treasury, income available to common shareholders was $0.9 million for the third quarter compared to $0.3 million for the second quarter and $0.0 million for the first quarter. 2009 third quarter net income to common shareholders was $1.4 million. From a diluted earnings per common share basis, Hawthorn generated $0.21 for the third quarter compared to $0.06 and $0.00 for the second and first quarters of 2010 respectively. Diluted earnings per common share for the third quarter of 2009 was $0.32.

Hawthorn Bank, which is the main operating subsidiary of Hawthorn Bancshares, reported third quarter earnings of $2.1 million compared to $2.0 million and $1.3 million generated during the second and first quarters respectively. “Hawthorn Bank’s core operations continue to be profitable in such a challenging economic cycle.” said Chairman and CEO James E. Smith. The net income available to common shareholders of Hawthorn Bancshares was reduced by parent company operating expenses; non-bank impairment charges related to assets transferred out of Hawthorn Bank and preferred dividends on stock issued to the U.S. Treasury under the Capital Purchase Program.

Operating Results
Net Interest Income
Net interest income for the quarter ended September 30, 2010 increased 4.1% to $10.9 million from $10.4 million for the same period in 2009. The increase is attributed to strengthening of the Company’s net interest margin which increased from 3.57% for the third quarter of 2009 to 3.81% for the third quarter of 2010. The higher net interest margin is primarily the result of the decrease in rates paid on interest bearing liabilities outpacing the decrease in rates earned on interest bearing assets.

Loan Loss Reserve
Hawthorn’s level of non-performing loans was 7.06% of total loans at September 30, 2010, up from 6.58% at June 30, 2010, 6.44% at March 31, 2010 and 4.27% at year-end 2009. During the quarter, the Company recognized net charge-offs of $0.7 million compared to $4.6 million and $2.6 million for the second and first quarters of 2010, respectively. Net charge-offs realized during third quarter 2009 totaled $1.0 million. The Company provided an additional $2.5 million to the allowance for loan losses for the third quarter of 2010, compared to $2.1 million provided for the second quarter and $2.5 million for the first quarter of 2010. The third quarter 2009 provision was $1.3 million. The allowance for loan losses at September 30, 2010 was $14.0 million, or 1.49% of outstanding loans and 21.18% of non-performing loans as of September 30, 2010. At December 31, 2009, the allowance for loan losses was $14.8 million, or 1.49% of outstanding loans and 34.94% of non-performing loans.

In commenting on asset quality, Mr. Smith said, “The current economy has contributed to deterioration of collateral values. Our company has taken an active approach to obtain current appraisals and has adjusted the provision to reflect the amounts management determined necessary to maintain the allowance for loan losses at a level adequate to cover probable losses in the loan portfolio.”

Chairman & CEO Smith added, “The weak economic environment continues to impact our customers as evidenced by a $15.7 million increase in non-accrual loans since December 31, 2009. The increase is centered in four commercial real estate credits which management is closely navigating through the Company’s resolution process. Management’s continued focus on problem loan resolution is evidenced by $12.7 million of assets transferred from loans to other real estate owned and repossessed assets during 2010.”

Non-Interest Income and Expense
Non-interest income for the three months ended September 30, 2010 was $2.9 million compared to $2.6 million for the same period in 2009. The increase is primarily the result of a $0.5 million increase in the gains on sales of mortgage loans due to higher real estate refinancing activity experienced during the third quarter of 2010 as compared to 2009. Non-interest expense for the three months ended September 30, 2010 was $9.4 million compared to $9.0 million for third quarter 2009. The increase is largely attributed to a $0.6 million increase in expenses and impairment charges related to foreclosed assets.

Financial Condition
Comparing September 30, 2010 balances with December 31, 2009, total assets remained relatively unchanged at $1.2 billion. Loans, net of allowance for loan losses, decreased 5.9% to $919.5 million, while investment securities increased 8.0% to $165.2 million. Total deposits decreased 0.6% to $950.6 million. During the same period, stockholders’ equity increased 2.0% to $109.9 million or 9.0% of total assets. At 17.47% and 11.61% of total assets, total risk based and leverage capital ratios far exceed minimum regulatory requirements of 8.00% and 3.00% respectively.

For the quarter, the annualized return on average common equity was 4.52% and the annualized return on average assets was 0.46% compared with 7.03% and 0.60%, respectively, for the same period in 2009.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	September 30, 2010	December 31, 2009

Loans, net of allowance for loan losses	$919,502,615	$976,817,458
Debt and equity securities	165,172,611	152,926,685
Total assets	1,215,066,175	1,236,470,554
Deposits	950,573,954	956,322,797
Total stockholders’ equity	109,921,399	107,771,283
	Three Months	Three Months
Statement of income information:	Ended Sept. 30, 2010	Ended Sept. 30, 2009

Total interest income	$14,624,412	$15,910,128
Total interest expense	3,765,670	5,474,147

Net interest income	10,858,742	10,435,981
Provision for loan losses	2,450,000	1,250,000
Noninterest income	2,910,304	2,600,606
Noninterest expense	9,365,517	9,039,739

Pre-tax income	1,953,529	2,746,848
Income taxes	531,327	840,070

Net income	1,422,202	1,906,778
Dividends & accretion on preferred stock issued to U.S. Treasury	497,306	497,306

Net income available to common shareholders	924,896	1,409,472

Earnings Per Common Share:
Basic:	$0.21	$0.32
Diluted:	$0.21	$0.32
	Nine Months	Nine Months
Statement of income information:	Ended Sept. 30, 2010	Ended Sept. 30, 2009

Total interest income	$44,600,369	$48,005,123
Total interest expense	12,316,466	18,021,282

Net interest income	32,283,903	29,983,841
Provision for loan losses	7,105,000	4,404,000
Noninterest income	7,365,780	8,172,864
Noninterest expense	28,815,901	27,695,948
Pre-tax income	3,728,782	6,056,757
Income taxes	1,030,346	1,889,060

Net income	2,698,436	4,167,697
Dividends & accretion on preferred stock issued to U.S. Treasury	1,487,716	1,491,918

Net income available to common shareholders	1,210,720	2,675,779

Earnings Per Common Share:
Basic:	$0.27	$0.60
Diluted:	$0.27	$0.60

FINANCIAL SUMMARY (Continued)
(unaudited)

Key financial ratios:	September 30, 2010	December 31, 2009

Return on average assets (YTD)	0.29%	0.39%
Return on average common equity (YTD)	2.01%	3.71%
Allowance for loan losses to total loans	1.49%	1.49%
Nonperforming loans to total loans	7.06%	4.27%
Nonperforming assets to loans and foreclosed assets	8.04%	5.08%
Allowance for loan losses to nonperforming loans	21.18%	34.94%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.